FOR IMMEDIATE RELEASE               Contact: Larry D. Smith
                                             719-539-2516

                HIGH COUNTRY BANCORP, INC. ANNOUNCES THE PAYMENT
                 OF CASH DIVIDENDS AND STOCK REPURCHASE PROGRAM

Salida,  Colorado ---November 10, 2003: High Country Bancorp, Inc. (NASDAQ Small
Cap: HCBC) announced the payment date of its semi-annual cash dividend. The dividend will be in the amount of $0.25 per share payable on or about November 17, 2003 to stockholders of record at the close of business on November 10, 2003.

Larry D. Smith, President of the Company, stated that the Board of Directors determined that the payment of a dividend was appropriate in light of the Company's financial condition and results of operations. He noted that future earnings and payment of dividends are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition.

The Company also announced today that it is commencing a stock repurchase program to acquire up to 89,472 shares of the company's common stock, which represents approximately 10% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company, or as to the timing of such repurchases.

Mr. Smith stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within the next twelve months. Mr. Smith explained that the Board of Directors considers the Company's common stock to be an attractive investment. It is expected that a reduction in the amount of the Company's outstanding stock would have the effect of increasing the Company's per share earnings and book value. In addition, the repurchase program is designed to offset the future dilution incurred in connection with the Company's equity incentive plan.

According to Mr. Smith, the repurchase generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

High Country Bancorp, Inc., is the holding company for High Country Bank, which conducts business through its main office in Salida, Colorado, branch offices in Salida, Leadville and Buena Vista, Colorado. At November 10, 2003 the Company had 894,717 shares of common stock issued and outstanding.

This report contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, loan demand in the Company's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which reflect management's analysis only as the date made. The Company does not undertake any obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of such statements.